Exhibit 10.2

Wayside Technology Group, Inc.

2012 EXECUTIVE INCENTIVE PLAN

SECTION 1.                            PURPOSE AND EFFECTIVE DATE

1.1                               Purpose of this Plan. The purpose of this Wayside Technology Group Inc. 2012 Executive Incentive Plan (this “Plan”) is to provide incentive compensation in order to attract, motivate, retain and reward executive officers of Wayside Technology Group, Inc. (the “Company”) through bonus awards payable upon attainment of objectively determinable performance goals related to the Company, a business unit and/or individual performance. This Plan is intended to permit the grant of awards which qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

1.2                               Effective Date. This Plan is effective as of March 30, 2012 (the “Effective Date”), subject to the approval of the stockholders of the Company in accordance with applicable law at the annual meeting of the Company’s stockholders in 2012.

SECTION 2.                            DEFINITIONS

2.1                               Definitions. The capitalized terms used in this Plan and not otherwise defined will have the meanings set forth below:

(a)                                 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period, determined in accordance with Section 3.6 of this Plan.

(b)                                 “Board” means the Board of Directors of the Company.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d)                                 “Committee” means (i) the Compensation Committee of the Board or (ii) if no Compensation Committee exists, then a committee of Board members appointed by the Board to administer this Plan in accordance with Section 5.1 herein. The Committee will consist of not less than two members of the Board. The members of the Committee will be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee must qualify as an “outside director” within the meaning of Section 162(m) and the underlying regulations.

(e)                                  “Covered Employee Participant” means any Participant who is reasonably expected to be a “covered employee” within the meaning of Section 162(m)(3) of the Code with respect to any Performance Period in which the Company would be entitled to take a compensation deduction for an Actual Award to such Participant (determined without regard to the limitation on deductibility imposed by Section 162(m)).

(f)                                   “Covered Employee Performance Goals” means objective and measurable performance goals determined by the Committee, in its discretion, to be applicable to a Covered Employee Participant for a Performance Period. As determined by the Committee, the Covered Employee Performance Goals for any award may provide for a targeted level or levels of achievement using one or more of the following measures (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the Company or a segment thereof): earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the common stock of the Company (the “Stock”), economic value-added, funds from operations or similar measure, milestones related to or changes in sales or revenue, acquisitions or strategic transactions, operating income (loss), milestones related to or changes in cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The foregoing measures may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. The Covered Employee Performance Goals may differ from Covered Employee Participant to Covered Employee Participant and from award to award.

(g)                                  “Determination Date” means the 90th day of any Performance Period, or, if earlier, the date prior to the date upon which 25% of the Performance Period has elapsed.

(h)                                 “Eligible Employee” means any executive officer of the Company who is required at the time a Performance Period commences to file reports of beneficial ownership with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(i)                                     “Fiscal Year” means the fiscal year of the Company.

(j)                                    “Maximum Award” means the aggregate incentive amount that may be earned under this Plan by a Participant for all Performance Periods beginning in any given fiscal year of the Company shall be $1,000,000.

(k)                                 “Participant” means as to any Performance Period, an Eligible Employee who has been selected by the Committee for participation in this Plan for such Performance Period.

(l)                                     “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.3 of this Plan in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

(m)                             “Performance Goal” means a Covered Employee Performance Goal.

(n)                                 “Performance Period” means any Fiscal Year or other period determined by the Committee pursuant to Section 3.2(a) herein over which achievement of Performance Goals will be measured. A Performance Period may be a one-year period or any longer or shorter period, and may differ from Participant to Participant and from award to award.

(o)                                 “Section 162(m)” means Section 162(m) of the Code.

(p)                                 “Termination of Service” means a cessation of the employee-employer relationship between an Eligible Employee and the Company and its subsidiaries for any reason, including, without limitation, a termination by resignation, discharge, death, disability, retirement, or the sale of any subsidiary or other affiliate of the Company or the sale of a business unit or division of the Company, but excluding any such termination where there is a simultaneous reemployment by the Company or any subsidiary or other affiliate of the Company.

SECTION 3.                            SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1                               Selection of Participants. The Committee, in its sole discretion, will select the Eligible Employees of the Company who will be Participants for any Performance Period. Participation in this Plan is in the sole discretion of the Committee. An Eligible Employee who is a Participant for a given Performance Period is in no way guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2                               Determination of Performance Period and Performance Goals.

(a)                                 The Committee, in its sole discretion, will determine the Performance Period applicable to awards made to Participants under this Plan.

(b)                                 The Committee, in its sole discretion, will establish the Performance Goals and related Payout Formulas for each Participant for each Performance Period. Such Performance Goals and related Payout Formulas will be set forth in writing and shall be set forth at a time when the attainment of the applicable Performance Goals are substantially uncertain and in no event later than the Determination Date for such Performance Period.

(c)                                  The Committee, in its sole discretion, may specify that the achievement of the Performance Goals will be determined without regard to the negative or positive effect of certain events, including, without limitation, any of the following: (i)

charges for “extraordinary items” and other unusual or non-recurring items of loss or gain; (ii) asset impairments; (iii) litigation or claim judgments or settlements; (iv) changes in the Code or tax rates; (v) changes in accounting principles from the methods used in the Company’s regular reports and financial statements; (vi) changes in other laws, regulations or other provisions affecting reported results; (vii) charges relating to restructurings, discontinued operations, severance and contract termination and other costs incurred in rationalizing certain business activities; (viii) gains or losses from the acquisition or disposition of businesses or assets or from the early extinguishment of debt; (ix) any recapitalization, reorganization, stock split or dividend, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution or other similar corporate transaction; and (x) foreign currency exchange gains or losses; provided that any such determination by the Committee with respect to a Covered Employee Participant shall be made in a manner that is consistent with the provisions of Section 162(m) and the regulations and guidance promulgated thereunder.

3.3                               Determination of Payout Formula. The Committee, in its sole discretion, will establish a Payout Formula for purposes of determining the Actual Award (if any) payable to each Participant for each Performance Period. The Committee will establish each Payout Formula with sufficient specificity to satisfy the requirements of Section 162(m) at a time when the attainment of the related Performance Goals are substantially uncertain, and in no event later than the Determination Date for such Performance Period. Each Payout Formula will (a) be in writing and (b) provide for the payment of a Participant’s Actual Award based on whether or the extent to which the Performance Goals for the Performance Period are achieved. Notwithstanding the foregoing, in no event will a Covered Employee’s Actual Award for any Performance Period exceed the Maximum Award.

3.4                               Determination of Maximum Awards. The Committee, in its sole discretion, may establish a separate maximum award for a Participant, and any such maximum award will be set forth in writing. Notwithstanding the foregoing, in no event will a Covered Employee’s Actual Award for any Performance Period exceed the Maximum Award.

3.5                               Date for Determinations. The Committee will make all determinations with respect to awards to Covered Employee Participants under Sections 3.1, 3.2, 3.3 and 3.4 hereof on or before the Determination Date.

3.6                               Determination of Actual Awards.

(a)                                 After the end of each Performance Period, the Committee will determine and certify in writing the extent to which the Performance Goals applicable to each Participant for such Performance Period were achieved or exceeded. The Actual Award for each Participant will be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee.

(b)                                 Notwithstanding anything to the contrary in this Plan, in determining the Actual Award for any Covered Employee Participant, the Committee, in its sole discretion, may reduce (but not increase) the award payable to any Covered Employee Participant below the award which otherwise would be payable under the Payout Formula. In no event shall any increase in an Actual Award be permitted with respect to a Covered Employee Participant.

SECTION 4.                            PAYMENT OF AWARDS

4.1                               Continued Employment. Except as otherwise determined by the Committee or as provided in Section 4.5 below, no Actual Award will be paid under this Plan with respect to a Performance Period to any Participant who has a Termination of Service prior to the date on which such award is paid pursuant to Section 4.3 below.

4.2                               Form of Payment. Each Actual Award will be paid to the Participant in cash.

4.3                               Timing of Payment. Payment of each Actual Award will be made as soon as administratively feasible, on a date determined by the Committee, following the certifications and determinations made by the Committee pursuant to Section 3.6 of this Plan after the end of the applicable Performance Period; provided, however, that, in no event will an Actual Award be paid later than 75 days after the end of such Performance Period.

4.4                               Awards Payable from Company’s General Assets. Each Actual Award that may become payable under this Plan will be paid solely from the general assets of the Company. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor of the Company.

4.5                               Payment in the Event of Certain Terminations of Service. Notwithstanding the provisions of Section 4.1 of this Plan, in the event that the Participant is a party to an effective employment agreement with the Company or a subsidiary which provides for the payment of an annual bonus or a pro-rata portion thereof in the event of certain Terminations of Service, then the provisions of such employment agreement shall govern the payment of awards hereunder; provided that, in the case of any Covered Employee Participant, the provisions of such employment agreement are consistent with the status of the award as “qualified performance-based compensation” for purposes of Section 162(m).

SECTION 5.                            ADMINISTRATION

5.1                               Committee is the Administrator. This Plan will be administered by the Committee.

5.2                               Committee Authority. The Committee will administer this Plan in accordance with its provisions. The Committee will have full power and authority to (a) determine which

Eligible Employees will be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret this Plan and any awards, (d) adopt rules for the administration, interpretation and application of this Plan as are consistent with the terms hereof, and (e) interpret, amend or revoke any such rules. The Committee may make equitable adjustment to awards to reflect the impact of extraordinary events, provided that no such adjustment shall be permitted to the extent the adjustment would result in an award ceasing to constitute “qualified performance-based compensation” for purposes of Section 162(m).

5.3                               Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of this Plan will be final, conclusive and binding on all persons and will be given the maximum deference permitted by law.

SECTION 6.                            AMENDMENT, TERMINATION AND DURATION

6.1                               Amendment or Termination. The Committee, in its sole discretion, may alter, amend or terminate this Plan in whole or in part at any time and for any reason; provided, however, that in no event will the Committee amend or modify this Plan to the extent such modification or amendment would cause the amounts payable under this Plan to Covered Employee Participants for a particular Performance Period to fail to qualify as “qualified performance-based compensation” for purposes of Section 162(m); and, provided further, that no amendment or other action that requires stockholder approval in order for the Plan to continue to comply with applicable law (including, but not limited to, amounts payable to Covered Employee Participants for a particular Performance Period qualifying as “qualified performance-based compensation” for purposes of Section 162(m)) shall be effective unless such amendment or other action shall be approved by the requisite vote of stockholders entitled to vote thereon. The amendment or termination of this Plan will not, without the consent of a Participant, materially and adversely alter or impair any rights or obligations under any Actual Award theretofore granted to such Participant. No award may be granted during any period after termination of this Plan.

6.2                               Duration of this Plan. This Plan became effective on the Effective Date, subject to approval by the stockholders of the Company at the 2012 annual meeting of the Company’s stockholders. Subject to the Committee’s right to terminate this Plan in accordance with Section 6.1 above, the Plan will terminate on the date five years after the 2012 annual meeting of the Company’s stockholders (the “Termination Date”). Awards granted to Participants on or prior to the Termination Date will remain in full force and effect after the Termination Date in accordance with the terms thereof, but no new awards may be granted after the Termination Date.

SECTION 7.                            GENERAL PROVISIONS

7.1                               Taxes and Withholding. The Company, as appropriate, may require any Participant entitled to receive a payment of an award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. The Company, as appropriate, shall have the right to deduct and withhold from all cash payments made to a Participant (whether or not such payment is made in connection with an Actual Award) any and all applicable income or employment taxes, including federal, state and local taxes, or other amounts required to be withheld with respect to such payments.

7.2                               Section 409A. Awards, payments and distributions under the Plan are intended to comply with or be exempt from Section 409A of the Code, and, along with the Plan, shall be administered, construed and interpreted in accordance with such intent. To the extent that an award and/or payment is subject to or exempt from Section 409A of the Code, it shall be awarded and/or paid in a manner that will comply with Section 409A of the Code or the applicable exemption from Section 409A, including any applicable regulations or guidance issued by the Secretary of the United States Treasury Department and the Internal Revenue Service with respect thereto. This Plan and any award shall be interpreted and administered, when possible, to avoid the imposition on any Participant of any additional taxes, accelerated taxes, interest or penalty under Section 409A of the Code. If any provision of the Plan would, in the reasonable, good faith judgment of the Committee, result or likely result in the imposition on the Participant, a beneficiary or any other person of any additional tax, accelerated taxation, interest or penalties under Section 409A of the Code, the Committee may modify the terms of the Plan or any award, or may take any other such action, without the Participant’s consent, in the manner that the Company and the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such additional tax, accelerated taxation, interest, or penalties or otherwise comply with Sections 409A of the Code. This Section 7.2 does not create an obligation on the part of the Company to modify the Plan or an award and does not guarantee that an award will not be subject to additional taxes, accelerated taxation, interest or penalties under Sections 409A of the Code. In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, if a Participant is deemed on the date of his or her “separation from service” (as determined by the Company pursuant to Section 409A of the Code) to be one of the Company’s “specified employees” (as determined by the Company pursuant to Section 409A of the Code), then any portion of any of such Participant’s awards that constitutes deferred compensation within the meaning of Section 409A of the Code, and is payable or distributable upon the Participant’s separation from service, shall not be made or provided prior to the earlier of (i) the six-month anniversary of the date of the Participant’s separation from service, or (ii) the date of the Participant’s death (the “Delay Period”). All payments and distributions delayed pursuant to this Section 7.2 shall be paid or distributed to the Participant within thirty (30) days following the end of the Delay Period, subject to applicable withholding, and any remaining payments and distributions due after the end of the Delay Period shall be paid or distributed in accordance with the payment or distribution schedule specified for such Participant.

7.3                               No Effect on Employment or Service. Nothing in this Plan will interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of this Plan, transfer of employment of a

Participant between the Company and any one of its subsidiaries or affiliates (or between such subsidiaries or affiliates) will not be deemed a Termination of Service. Employment with the Company is on an at-will basis only.

7.4                               Participation. No Eligible Employee will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award. There is no obligation for uniformity of treatment of Eligible Employees, Participants or holders or beneficiaries of Actual Awards.

7.5                               Clawback. Actual Awards under this Plan may be made subject to any incentive compensation recoupment policy of the Company in effect at the time of the making of the award or as required by applicable law, regulation or listing requirement.

7.6                               Successors. All obligations of the Company under this Plan with respect to awards granted hereunder will be binding on any successor to the Company, whether any such succession is the result of a direct or indirect purchase, merger, consolidation of the Company, acquisition of all or substantially all of the business or assets of the Company, or otherwise.

7.7                               Beneficiary Designations. If permitted by the Committee, a Participant under this Plan may name a beneficiary or beneficiaries to whom any Actual Award will be paid in the event of the Participant’s death. In the absence of any such designation, any awards remaining unpaid at the Participant’s death will be paid to the Participant’s estate.

7.8                               Nontransferability of Awards. No award granted under this Plan may be sold, transferred, pledged or assigned, other than by will or by the laws of descent and distribution. All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.

7.9                               Severability. In the event any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as if the illegal or invalid provision had not been included.

7.10                        Requirements of Law. The granting of awards under this Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.11                        Governing Law. This Plan and all awards will be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

7.12                        Rules of Construction. Captions are provided in this Plan for convenience only, and captions will not serve as a basis for interpretation or construction hereof. Unless otherwise expressly provided or unless the context otherwise requires, the terms defined in this Plan include the plural and the singular.